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                                               Filed pursuant to Rule 424(b)(3)
                                      Registration Statement File No. 333-10949




                    SUPPLEMENT NO. 2 DATED MARCH 25, 1997
                                      TO
                      PROSPECTUS DATED DECEMBER 10, 1997
                      FOR MOLTEN METAL TECHNOLOGY, INC.

                5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

     Since the date of the Prospectus, a holder of the 5 1/2% Convertible Subordinated Notes due 2006 (the "Notes") of Molten Metal Technology, Inc., has requested that additional Notes which it holds be listed in the Selling Holders section of the Prospectus. Accordingly, the Prospectus is revised to include the following Notes in the Selling Holders section thereof.




                                  Principal Amount of          Number of
                                        Notes                  Shares of
                                  Beneficially Owned          Common Stock
Selling Holder                    and Offered Hereby      Beneficially Owned(1)
--------------                    ------------------      ---------------------

Lazard Freres & Co. LLC.........      $3,699,000                2,000


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(1) Does not include shares of Common Stock issuable upon conversion of Notes.


     As a result of the addition of the Notes offered by the Selling Holder listed above, the total principal amount of Notes beneficially owned and offered by the Selling Holders is increased to $112,114,000.